UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*

ZS Pharma, Inc. (ZSPH)

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

98979G105

(CUSIP Number)

December 31, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98979G105	13G	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS 3x5 Special Opportunity Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of thieir pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest Venture Fund II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest Venture Fund II (Ohio), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest 3x5 Special Opportunity Managers, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS 3x5 Special Opportunity Partners, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn, Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest Venture Partners II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest Venture Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS RiverVest Venture Partners II (Ohio), LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,503,333(2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,503,333(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,333(2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(3)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(3)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 10 of 17 Pages

1.	NAMES OF REPORTING PERSONS Mr. Jay Schmelter
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Missouri, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 738(2)
	6.	SHARED VOTING POWER 1,503,333(3)
	7.	SOLE DISPOSITIVE POWER 738(2)
	8.	SHARED DISPOSITIVE POWER 1,503,333(3)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,071(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of 738 shares of common stock held by Jay Schmelter.

(3)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Mr. Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(4)  Consists of the shares referenced in Note 2 and in Note 3.

(5)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 11 of 17 Pages

1.	NAMES OF REPORTING PERSONS Mr. Thomas C. Melzer
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Missouri, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 737(2)
	6.	SHARED VOTING POWER 1,503,333(3)
	7.	SOLE DISPOSITIVE POWER 737(2)
	8.	SHARED DISPOSITIVE POWER 1,503,333(3)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,504,070(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of (i) 184 shares held by Mr. Melzer and (ii) 553 shares held by a trust of which Mr. Melzer is trustee.

(3)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P., (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D. is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(4)  Consists of the shares referenced in Note 2 and in Note 3.

(5)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

CUSIP No. 98979G105	13G	Page 12 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dr. John P. McKearn
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Missouri, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 258(2)
	6.	SHARED VOTING POWER 1,503,333(3)
	7.	SOLE DISPOSITIVE POWER 258(2)
	8.	SHARED DISPOSITIVE POWER 1,503,333(3)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,503,591(4)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.2%(5)
12.	TYPE OF REPORTING PERSON (see instructions) IN

(1)  This Schedule is filed by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P., RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC, RiverVest Venture Partners II, L.P., RiverVest Venture Partners II (Ohio), LLC, and Messrs. Jay Schmelter, Thomas C. Melzer and John P. McKearn (collectively, the “3x5 Persons”). The 3x5 Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The share amounts are as of February 11, 2015.

(2)  Consists of 258 shares held by Dr. John P. McKearn.

(3)  Consists of (i) 1,319,077 shares of common stock held by 3x5 Special Opportunity Fund, L.P., (ii) 144,901 shares of common stock held by RiverVest Venture Fund II, L.P. and (iii) 39,355 shares of common stock held by RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn is an authorized person and Thomas C. Melzer and Jay Schmelter are members of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC. RiverVest 3x5 Special Opportunity Managers, LLC is a member of 3x5 Special Opportunity Partners, LLC, the general partner of 3x5 Special Opportunity Fund, L.P. RiverVest Venture Partners II, LLC is the general partner of RiverVest Venture Partners II, L.P. RiverVest Venture Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Venture Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an authorized person or member, as the case may be, of RiverVest 3x5 Special Opportunity Managers, LLC and RiverVest Venture Partners II, LLC, Dr. McKearn and Messrs. Melzer and Schmelter may be deemed to share dispositive voting and investment power with respect to the shares held by 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P. and RiverVest Venture Fund II (Ohio), L.P. Dr. McKearn and Messrs. Melzer and Schmelter disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(4)  Consists of the shares referenced in Note 2 and Note 3.

(5)  Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

Item 1.

(a)	Name of Issuer ZS Pharma, Inc.

(b)	Address of Issuer’s Principal Executive Offices 508 Wrangler Drive, Suite 100, Coppell, Texas

Item 2.

(a)

Name of Person Filing
3x5 Special Opportunity Fund, L.P.

RiverVest Venture Fund II, L.P.

RiverVest Venture Fund II (Ohio), L.P.

RiverVest 3x5 Special Opportunity Managers, LLC

3x5 Special Opportunity Partners, LLC

RiverVest Venture Partners II, LLC

RiverVest Venture Partners II, L.P.

RiverVest Venture Partners II (Ohio), LLC

Mr. Jay Schmelter

Mr. Thomas C. Melzer

John P. McKearn, Ph.D.

(b)	Address of the Principal Office or, if none, residence 101 S. Hanley Road, Suite 1850, St. Louis, MO 63105

(c)

Citizenship
Each of 3x5 Special Opportunity Fund, L.P., RiverVest Venture Fund II, L.P., RiverVest Venture Fund II (Ohio), L.P. and RiverVest Venture Partners II, L.P. are limited partnerships organized in the State of Delaware. Each of RiverVest 3x5 Special Opportunity Managers, LLC, 3x5 Special Opportunity Partners, LLC, RiverVest Venture Partners II, LLC and RiverVest Venture Partners II (Ohio), LLC are limited liability companies organized in the State of Delaware. Dr. McKearn and Messrs. Schmelter and Melzer are individuals residing in the State of Missouri.

(d)	Title of Class of Securities Common Stock

(e)	CUSIP Number 98979G105

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Entity or Individual	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class*
3x5 Special Opportunity Fund, L.P.	1,319,077	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest Venture Fund II, L.P.	144,901	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest Venture Fund II (Ohio), L.P.	39,355	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest 3x5 Special Opportunity Managers, LLC	0	0	1,503,333	0	1,503,333	1,503,333	7.2%
3x5 Special Opportunity Partners, LLC	0	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest Venture Partners II, LLC	0	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest Venture Partners II, L.P.	0	0	1,503,333	0	1,503,333	1,503,333	7.2%
RiverVest Venture Partners II (Ohio), LLC	0	0	1,503,333	0	1,503,333	1,503,333	7.2%
Jay Schmelter	738	738	1,503,333	738	1,503,333	1,504,071	7.2%
Thomas C. Melzer**	737	737	1,503,333	737	1,503,333	1,504,070	7.2%
John P. McKearn, Ph.D.	258	258	1,503,333	258	1,503,333	1,503,591	7.2%

* Based on 20,819,299 shares of common stock, par value $0.001 per share, outstanding on September 30, 2014, based on information contained in the 10-Q filed by the Issuer dated November 10, 2014.

** Includes 553 shares held by a trust of which Mr. Melzer is trustee.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐.

Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

 Not applicable

Item 8.  Identification and Classification of Members of the Group.

 Not applicable

Item 9.  Notice of Dissolution of Group.

 Not applicable

Item 10.  Certification.

 Not applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2015

3x5 Special Opportunity Fund, L.P.		RiverVest Venture Fund II, L.P.

By: 3x5 Special Opportunity Partners, LLC,		By: RiverVest Venture Partners II, L.P.,
its general partner		its general partner
By: RiverVest 3x5 Special Opportunity Managers, LLC,		By: RiverVest Venture Partners II, LLC,
its member		Its sole general partner

By:	/s/ Thomas C. Melzer	By:	/s/ Thomas C. Melzer
	Name: Thomas C. Melzer		Name: Thomas Melzer
	Title: Member		Title: Member

RiverVest Venture Fund II (Ohio), L.P.		3x5 Special Opportunity Partners, LLC

By: RiverVest Venture Partners II (Ohio), LLC,		By:	/s/ Thomas C. Melzer
its general partner			Name: Thomas C. Melzer
By: RiverVest Venture Partners II, L.P.,			Title: Member
its sole member
By: RiverVest Venture Partners II, LLC,
Its general partner

By:	/s/ Thomas C. Melzer
Name: Thomas C. Melzer
Title: Member

RiverVest Venture Partners II (Ohio), LLC		RiverVest Venture Partners II, L.P.

By:	/s/ Thomas C. Melzer	By: RiverVest Venture Partners II, LLC,
	Name: Thomas C. Melzer	its sole general partner
Title: Member
		By:	/s/ Thomas C. Melzer
Name: Thomas Melzer
Title: Member

RiverVest 3x5 Special Opportunity Managers, LLC		RiverVest Venture Partners II, LLC

By:	/s/ Thomas C. Melzer	By:	/s/ Thomas C. Melzer
	Name: Thomas Melzer		Name: Thomas Melzer
	Title: Member		Title: Member

/s/ Thomas C. Melzer		/s/ Jay W. Schmelter
Thomas C. Melzer		Jay Schmelter

/s/ John P. McKearn
John P. McKearn

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned persons agree and consent to the joint filing on their behalf of a statement on Schedule 13G, including amendments thereto, in connection with shares of common stock of ZS Pharma, Inc., and that this agreement shall be included as an Exhibit to the Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G and any amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 12, 2015.

3x5 Special Opportunity Fund, L.P.		RiverVest Venture Fund II, L.P.

By: 3x5 Special Opportunity Partners, LLC,		By: RiverVest Venture Partners II, L.P.,
its general partner		its general partner
By: RiverVest 3x5 Special Opportunity Managers, LLC,		By: RiverVest Venture Partners II, LLC,
its member		Its sole general partner

By:	/s/ Thomas C. Melzer	By:	/s/ Thomas C. Melzer
	Name: Thomas C. Melzer		Name: Thomas Melzer
	Title: Member		Title: Member

RiverVest Venture Fund II (Ohio), L.P.		3x5 Special Opportunity Partners, LLC

By: RiverVest Venture Partners II (Ohio), LLC,		By:	/s/ Thomas C. Melzer
its general partner			Name: Thomas C. Melzer
By: RiverVest Venture Partners II, L.P.,			Title: Member
its sole member
By: RiverVest Venture Partners II, LLC,
Its general partner

By:	/s/ Thomas C. Melzer
Name: Thomas C. Melzer
Title: Member

RiverVest Venture Partners II (Ohio), LLC		RiverVest Venture Partners II, L.P.

By:	/s/ Thomas C. Melzer	By: RiverVest Venture Partners II, LLC,
	Name: Thomas C. Melzer	its sole general partner
Title: Member
		By:	/s/ Thomas C. Melzer
Name: Thomas Melzer
Title: Member

RiverVest 3x5 Special Opportunity Managers, LLC		RiverVest Venture Partners II, LLC

By:	/s/ Thomas C. Melzer	By:	/s/ Thomas C. Melzer
	Name: Thomas Melzer		Name: Thomas Melzer
	Title: Member		Title: Member

/s/ Thomas C. Melzer		/s/ Jay W. Schmelter
Thomas C. Melzer		Jay Schmelter

/s/ John P. McKearn
John P. McKearn